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Exhibit 99.4

FIRST COMMUNITY FINANCIAL GROUP
1994 STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS

1.    Purpose.

        The purpose of this First Community Financial Group (FCFG) 1994 Stock Option Plan for Nonemployee Directors (the "Plan") is to promote the interests of FCFG and its shareholders by offering Nonemployee Directors an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, by purchasing shares of the Company's Common Stock. This Plan provides for the grant of Options to purchase shares and the grant of Limited Stock Appreciation Rights. Options granted hereunder shall be "Nonstatutory Options" and shall not include "incentive stock options" intended to qualify for treatment under Sections 421 and 422A of the Internal Revenue Code of 1986, as amended.

2.    Definitions.

        As used herein, the following definitions shall apply:

        (a)  "Administrator" shall mean the entity, either the Board or the Committee, responsible for administering the Plan, as provided in Section 3.

        (b)  "Board" shall mean the Board of Directors of the Company, as constituted from time to time.

        (c)  "Book Value" shall mean the value determined by the Administrator in good faith at its sole discretion and on such basis as it shall deem appropriate. Such determination shall be conclusive and binding on all persons.

        (d)  "Book Value per Share" shall mean, for the day or period with respect to which the Book Value per Share is being determined, the Book Value of the Common Stock determined in accordance with the provisions of Subsection 2(c).

        (e)  "Change in Control" shall mean any of the following events:

            (i)  the Company is provided a copy of a Schedule 130 filed pursuant to the Securities and Exchange Act of 1934, as amended (the "Exchange Act") indicating that any person or group (as such terms are defined in Section 13(d)(3) of the Exchange Act) is the holder of shares possessing more than 50 percent of the voting power of all outstanding Shares of the Company entitled to vote for the election of directors;

          (ii)  as a result of or in connection with any tender offer, merger, or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event shall cease to constitute a majority of the Board;

          (iii)  the Company's stockholders approve a definitive agreement providing for a transaction in which the Company will cease to be an independent publicly-owned corporation;

          (iv)  the stockholders of the Company approve a definitive agreement (A) to merge or consolidate the Company with or into another corporation in which the holders of the Common Stack immediately before such a merger or reorganization will not, immediately following such merger or reorganization, hold as a group on a fully-diluted basis both the ability to elect at least a majority of the directors of the surviving corporation and at least a majority in value of the surviving corporation's outstanding equity security, or (B) to sell or otherwise dispose of all or substantially all of the assets of the Company; or

          (v)  a tender offer or exchange offer is made for Shares of the Company's Common Stock in which the offeror acquires more than 50 percent of the voting power of all outstanding Shares of Common Stock.

        (f)    "Code" shall mean the Internal Revenue Code of 1986, as amended.

        (g)  "Committee" shall mean the committee, if any, appointed by the Board in accordance with Section 3(c) to administer this Plan.

        (h)  "Common Stock" shall mean the Common Stock of the Company.

        (i)    "Company" shall mean First Community Financial Group, a Washington corporation.

        (j)    "Expiration Date" shall mean the last day of the term of an Option established under Section 6(b).

        (k)  "Fair Market Value" shall mean the value determined by the Administrator in good faith, at its sole discretion, and on such basis as it shall deem appropriate. Such determination shall be conclusive and binding on all persons.

        (l)    "FMV Per Share" shall mean, for the day or period with respect to which the FMV per Share is being determined, the Fair Market Value of the Common Stock determined in accordance with the provisions of Subsection 2(k).

        (m)  "Limited Right" shall mean a limited stock appreciation right granted pursuant to this Plan and as described in Section 10 hereof.

        (n)  "Limited Right Holder" shall mean a person to whom a Limited Right is granted pursuant to the Plan.

        (o)  "Limited Right Spread" shall mean, with respect to any Limited Right, an amount equal to the product computed by multiplying (i) the excess of (A) the greater of the highest FMV per Share over the highest price per Share paid in connection with any Change of Control over (B) the exercise price per Share at which the Related Right is exercisable, by (ii) the number of Shares of Common Stock with respect to which the Limited Right is being exercised. If the consideration paid for Common Stock in connection with a Change in Control shall consist, in whole or in part, of consideration other than cash, the Administrator shall take such action, as in its judgment it deems appropriate, to establish the cash value of such consideration, but such valuation shall not be less than the value, if any, attributed to such consideration by any other party to the transaction constituting the Change in Control.

        (p)  "Nonemployee Director" shall mean any person who is a member of the Board but is not a paid employee of the Company or any Parent or Subsidiary of the Company and has not been a paid employee of the Company or any Parent or Subsidiary of the Company at any time during the preceding twelve months. Service as a director or officer does not in itself constitute employment for purposes of this definition.

        (q)  "Option" shall mean a stock option granted pursuant to this Plan. Each Option shall be a nonstatutory option not intended to qualify as an incentive stock option within the meaning of Section 422A of the Code.

        (r)  "Option Agreement" shall mean the written agreement described in Section 6 evidencing the grant of an Option and/or Limited Rights to a Nonemployee Director and containing the terms, conditions, and restrictions pertaining to such Option and Limited Rights.

        (s)  "Option Shares" shall mean the Shares subject to an Option granted under this Plan or Shares subject to an option not granted under this Plan but in connection with which Limited Rights are granted under this Plan.

        (t)    "Optionee" shall mean a Nonemployee Director who holds an Option.

        (u)  "Plan" shall mean this First Community Financial Group 1994 Stock Option Plan for Nonemployee Directors, as it may be amended from time to time.

        (v)  "Related Option" shall have the meaning set forth in Section 10(d).

        (w)  "Related Right" shall mean an option with respect to which a Limited Right is granted.

        (x)  "Section," unless the context clearly indicates otherwise, shall refer to a Section of this Plan.

        (y)  "Share" shall mean a share of Common Stock, as adjusted in accordance with Section 9.

        (z)  "Subsidiary" shall mean a "subsidiary corporation" of the Company, whether now or hereafter existing, within the meaning of Section 425(f) of the Code, but only for so long as it is a "subsidiary corporation."

3.    Administration.

        (a)  This Plan shall be administered by the Board unless and until such time as the Board delegates administration to a Committee pursuant to Section 3(c).

        (b)  The Administrator shall have full power and discretion, subject to the express provisions of this Plan:

            (i)  To construe and interpret this Plan and Options and Limited Rights granted under it, and to establish, amend, and revoke rules and regulations for administration of this Plan.

          (ii)  To amend this Plan as provided in Section 13.

          (iii)  Generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company.

        (c)  The Board, by resolution, may delegate administration of this Plan to a Committee composed of not less than three disinterested persons appointed by the Board. For the purpose of this provision, "disinterested person" shall have the meaning set forth in Rule 16b-3(d)(3) under the Exchange Act. Members of the Committee need not be employees or directors of the Company. The Committee shall then have the administrative powers theretofore possessed by the Board under this Plan, subject to such constraints not inconsistent with the provisions of this Plan, as the Board may adopt from time to time. The Board at any time may revest to itself the administration of this Plan.

        (d)  All decisions, interpretations, and other actions of the Administrator shall be final and binding on all persons. No member of the Committee or Board shall be liable for any action that he or she has taken or failed to take in good faith with respect to this Plan or any Option or Limited Right.

4.    Eligibility.

        Only Nonemployee Directors shall receive Options or Limited Rights under this Plan.

5.    Shares Subject to Plan.

        (a)    Aggregate Number.    The Shares which may be issued upon exercise of Options shall not exceed in the aggregate 73,500 Shares. Shares issued under this Plan may be unissued Shares or reacquired Shares. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan, If any Options shall for any reason terminate or expire without having been exercised in full, the Shares allocable to the unexercised portion of such Option shall be available again for the purpose of this Plan except and to the extent that the Optionee exercised the related Limited Right.

        (b)    No Rights as a Stockholder.    An Optionee shall have no rights as a stockholder with respect to any Shares covered by his or her Option until the Issuance of a stock certificate.

6.    Grant of Options.

        (a)  Granting of Options pursuant to the Plan shall be entirely discretionary with the Board and the adoption of this Plan shall not confer upon any Director any right to receive any Option or Options pursuant to the Plan unless and until said Options are granted by the Board, in its sole discretion. Neither the adoption of the Plan nor the granting of any options pursuant to the Plan shall confer upon any Director or Optionee any right with respect to continuation as a Director.

        (b)    Term.    Subject to the other provisions of this Plan, each Option granted pursuant to this Plan shall be for a term of ten (10) years.

        (c)    Vesting.    Any Option granted under this Plan shall vest at the rate of twenty percent (20%) per annum.

        (d)    Limitation on Other Grants.    The Administrator shall have no discretion to grant Options and Limited Rights under this Plan other than as set forth in Section 6(a) and Section 10(a).

        (e)    Terms and Conditions and Option Agreement.    As soon as practicable after the grant of an Option and/or Limited Rights, the officer of the Company shall enter into a written Option Agreement which specifies the date of grant, the number of Option shares, the number of Limited Rights, the Option price, the vesting schedule, restriction on sale of stock purchased, and the other terms and conditions applicable to the Option and Limited Rights.

        (f)    Transferability.    No Option shall be transferable otherwise than by will or the laws of descent and distribution, and an Option shall be exercisable during the Optionee's lifetime only by the Optionee.

        (g)    Limits on Exercise.    Subject to the other provisions of this Plan, an Option shall be exercisable in such amounts as are specified in the Option Agreement.

        (h)    Exercise Procedures.    To the extent the right to purchase Shares has accrued, Options may be exercised, in whole or in part, from time to time, by written notice from the Optionee to the Company stating the number of Shares being purchased, accompanied by a payment of the exercise price for the Shares and other applicable amounts, as provided in Section 7.

        (i)    Termination of Directorship: Death: Disability.    If for any reason other than death or permanent and total disability, an Optionee ceases to be a member of the Board and a member of the Board of Directors of any of the Company's subsidiaries, vested Options held at the date of such cessation may be exercised in whole or in part at any time within one month after the date of such cessation, but not thereafter (but in no event after the expiration date). Options which are not vested are not exercisable. If an Optionee dies or becomes permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code) while he or she is a member of the Board, or a member of the Board of Directors of any of the Company's subsidiaries, vested Options then held may be exercised in whole or in part by the Optionee and by the Optionee's personal representative, or by the person to whom the Option is transferred by will or the laws of descent and distribution, at any time within (i) one month after the date of death or permanent and total disability of the Optionee or (ii) if lesser, the date specified in the Option Agreement, but (iii) in no event after the Expiration Date.

7.    Payment and Taxes upon Exercise of Options.

        (a)    Purchase Price.    The purchase price of Shares issued under this Plan shall be paid in full at the time the Option is exercised.

        (b)    Form of Consideration.    Optionees shall make all or any portion of any payment due to the Company upon exercise of an Option by delivery of cash.

8.    Use of Proceeds.

        Proceeds from the sale of Shares pursuant to this Plan shall be used for general corporate purposes.

9.    Adjustment of Shares.

        (a)    Changes in Capital Structure.    Subject to Section 9(b), if the outstanding Shares are changed into or exchanged for a different number or kind of Shares or other securities of the Company or of another corporation by reason of a reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of securities or declaration of stock dividends, the total number and/or kind of securities or declaration of stock dividends, the total number and/or kind of securities for the purchase of which Options may be granted under this Plan, and the number and/or kind of securities as to which Options (or portions thereof) are outstanding, shall be adjusted proportionately by the Administrator. Any adjustment in an outstanding Option shall be made without change in the total exercise price applicable to the unexercised portion of such Option and with a corresponding adjustment in the exercise price per Share. Any adjustment under this Section 9(a) shall be subject to the provisions of the Company's Certificate of Incorporation, as amended, and applicable law.

        (b)    Acquisitions and Other Transactions.    In connection with the dissolution or liquidation of the Company or a partial liquidation involving more than 50% of the assets of the Company, a merger or reorganization of the Company in which another entity is the survivor, a merger or reorganization of the Company under which more than 50% of the Shares outstanding prior to the merger or reorganization are converted into cash, other securities, or both, or a sale of more than 50% of the Company's assets, the Administrator, upon 10 days' prior written notice to the Optionee, shall (i) accelerate the vesting schedule to which all Options are subject; and (ii) shorten the period during which all Options are exercisable (provided each Option remains exercisable, to the extent otherwise exercisable, for at least 10 days after the date the notice is given) and provide that Options not exercised prior to the effective date of the dissolution, liquidation, reorganization, merger, sale, or other event shall terminate upon the effective date of such event.

10.    Limited Rights.

        (a)    Grant of Limited Rights.    Simultaneously with the grant of any Option under this Plan, the Company shall grant a Limited Right covering the number of Shares covered by such Option. Each Limited Right shall vest at the time the Shares of its Related Right vest.

        (b)    Changes in Capital Structure.    If, by virtue of any event described in Section 9(a), an adjustment is made to a Related Right held by a Limited Right Holder, then the number of Shares covered by the corresponding Limited Right shall also be adjusted accordingly.

        (c)    Time of Limited Right Exercise.    Each outstanding Limited Right shall become exercisable only after the occurrence of a Change in Control, subject only to Section 10(d), only to the extent the then-outstanding Related Right is exercisable when the Limited Right is exercised or to the extent the Related Right would have been exercisable but for the fact that it was terminated before its original expiration date pursuant to Section 9(b). The Company shall promptly notify each Limited Right Holder of the occurrence of any Change in Control. Limited Rights may not be exercised under any circumstances until the expiration of six months following the date of grant of the Limited Right. In the event of any Change in Control, each outstanding Limited Right will be exercisable for a period of 60 days following the date of occurrence of such event; provided, however, that if the event constituting the Change in Control occurs prior to the expiration of six months from the date of grant of a Limited Right, then such Limited Right shall be exercisable only during the 60 days following expiration of such six-month period. A Limited Right shall remain exercisable during the applicable exercise period described in this Section 10(c) even if the Limited Right Holder ceases to be a member of the Board after a Change in Control and before the end of such exercise period. Upon the death or permanent disability of the Limited Right Holder, the Limited Right shall be exercisable only by the Limited Right Holder's personal representative or any other person who acquires the Limited Right Holder's right by will or the applicable laws of descent and distribution.

        (d)    Effect on Related Right: Termination of Limited Right.    If a Limited Right is exercised, the Related Right with respect to which it was granted shall cease to be exercisable and shall be cancelled to the extent of the number of Shares with respect to which the Limited Right was exercised. The Company and Limited Right Holder shall take such actions and execute such documents as may be necessary or appropriate to reflect such cancellations. Upon the exercise or termination of a Related Right, whether due to expiration, cessation of directorship, or otherwise, Limited Rights granted with respect thereto shall terminate to the extent of the number of Shares as to which the Related Right was exercised or terminated. Notwithstanding the foregoing sentence, if a Related Right is accelerated or terminated pursuant to Section 9(b), then the corresponding Limited Right shall terminate when it otherwise would have terminated unless and until the Related Right is exercised.

        (e)    Nonassignability of Limited Rights.    No Limited Right shall be assignable or otherwise transferable by the Limited Right Holder except by will or by the laws of descent and distribution. During the life of the Limited Right Holder, a Limited Right shall be exercisable only by the Limited Right Holder or the Limited Right Holder's guardian or legal representative.

        (f)    Exercise of Limited Rights: Payment.    Limited Rights may be exercised only by written notice from the Limited Right Holder to the Company stating the number of Limited Rights being exercised. Upon the exercise of a Limited Right, the Company shall promptly pay to the Limited Right Holder an amount in cash representing the Limited Right Spread.

        (g)    Withholding and Employment Taxes.    At the time of exercise of a Limited Right, the Administrator shall cause the Company to reduce the amount paid to a Limited Right Holder upon exercise of the Limited Right by the amount of all applicable local, state, and federal withholding and employment taxes.

11.    No Right to Directorship.

        Neither this Plan nor any Option or Limited Right granted hereunder shall confer upon any Optionee any right with respect to continuation of the Optionee's membership on the Board or shall interfere in any way with provisions in the Company's Certificate of Incorporation and Bylaws relating to the election, appointment, terms of office, and removal of members of the Board.

12.    Legal Requirements.

        The Company shall not be obligated to offer or sell any Shares upon exercise of any Option unless the Shares are at that time effectively registered or exempt from registration under the federal securities laws and the offer and sale of the Shares are otherwise in compliance with all applicable securities laws. The Company shall have no obligation to register the securities covered by this Plan under the federal securities laws or take whatever other steps may be necessary to enable the securities covered by this Plan to be offered and sold under federal or other securities laws. Upon exercising all or any portion of an Option, an Optionee may be required to furnish representations or undertakings deemed appropriate by the Company to enable the offer and sale of the Shares or subsequent transfers of any interest in the Shares to comply with applicable securities laws. Certificates evidencing Shares acquired upon exercise of Options shall bear any legend required by, or useful for purposes of compliance with applicable securities laws, this Plan or the Option Agreements.

13.    Duration and Amendments.

        (a)    Duration.    This Plan shall become effective on April 19, 1994, subject to the approval of the Company's stockholders. This Plan and any Options or Limited Rights granted hereunder shall be null and void if such approval is not obtained. This Plan shall terminate automatically on April 19, 2004, and may be terminated on any earlier date pursuant to Section 13(b).

        (b)    Amendment: Termination.    The Board may amend, suspend, or terminate this Plan at any time and for any reason. Stockholder approval shall not be required for any amendment of this Plan.

        (c)    Effect of Amendment or Termination.    No Shares shall be issued or sold under this Plan after the termination hereof, except upon exercise of a vested Option granted before termination. Termination or amendment of this Plan shall not affect any Shares previously issued and sold or any Option or Limited Right previously granted under this Plan.

Approved by Shareholders on the 19th day of April, 1994.

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FIRST COMMUNITY FINANCIAL GROUP 1994 STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS